Exhibit 4.13

Execution Copy

CERTIFICATE OF TRUST

OF

ASSURED GUARANTY CAPITAL TRUST I

This Certificate of Trust of Assured Guaranty Capital Trust I (the “Trust”) is being duly executed and filed by the undersigned, as trustees, to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. § 3801, et seq.) (the “Act”).

1.                                       Name.  The name of the statutory trust formed by this Certificate of Trust is:  Assured Guaranty Capital Trust I.

2.                                       Delaware Trustee.  The name and business address of the trustee of the Trust with its principal place of business in the State of Delaware are The Bank of New York (Delaware), 502 White Clay Center, Route 273, Newark, Delaware 19711, Attention:  Corporate Trust Administration — Assured Guaranty Capital Trust I.

3.                                       Effective Date.  This Certificate of Trust shall be effective upon filing with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the undersigned, being the sole trustee of the Trust, has executed this Certificate of Trust in accordance with Section 3811(a)(1) of the Act.

THE BANK OF NEW YORK (DELAWARE), not in its individual capacity, but solely as Delaware Trustee

By:	/s/ Kristine K. Gullo
Name:	Kristine K. Gullo
Title:	Vice President